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                                                                    EXHIBIT 24.1


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Provena Foods Inc.:

We consent to the incorporation by reference in the registration statement (No.33-23852) on Form S-8 of Provena Foods Inc. of our report dated January 24, 1997, relating to the balance sheets of Provena Foods Inc. as of December 31, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Provena Foods Inc.


                                                           KPMG PEAT MARWICK LLP



Orange County, California
February 24, 1997